Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports First Quarter Results, Revised Guidance

TEANECK, N.J., November 9, 2022 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its first quarter ended September 30, 2022, and reiterated its financial guidance for Net sales and Adjusted EBITDA and revised its guidance for Net income, Diluted EPS, Adjusted net income, Adjusted diluted EPS and Adjusted effective tax rate for the year ending June 30, 2023.

Highlights for the three months ended September 30, 2022 (compared to the three months ended September 30, 2021)

-Net sales of $232.5 million, an increase of $17.9 million, or 8%
-Net income of $3.9 million, a decrease of $2.7 million, or 41%
-Diluted EPS of $0.10, a decrease of $0.07, or 41%
-Adjusted EBITDA of $22.1 million, a decrease of $0.3 million, or 1%
-Adjusted net income of $8.3 million, a decrease of $1.9 million, or 18%
-Adjusted diluted EPS of $0.21, a decrease of $0.05, or 18%

COMMENTARY

“We continue to be encouraged by the Company’s sales performance as it reflects continued growth in the demand for our products, particularly in our largest regions, the United States and Latin America & Canada. Overall, our financial performance reflects typical seasonality trends and was in line with our internal expectations,” said Jack Bendheim, Phibro’s Chairman, President, and Chief Executive Officer.

Jack continued, “We were successful in resolving labor and logistic challenges with one of our critical suppliers, although it did have an unfavorable impact on the adjusted EBITDA contributed by our Animal Health segment this quarter. I am glad this is behind us, and we are looking forward to seeing further benefits this fiscal year from strategic investments we’ve made in our vaccine and nutritional specialty businesses as well as seeing our companion animal development pipeline continue to progress. We reiterate our full-year net sales guidance of $960 million to $1 billion, and $113 million to $118 million of adjusted EBITDA, but due to rising interest rates and changes in tax legislation, have revised our guidance for other key financial metrics.”

QUARTERLY RESULTS

Net sales

Net sales of $232.5 million for the three months ended September 30, 2022, increased $17.9 million, or 8%, as compared to the three months ended September 30, 2021. Animal Health and Mineral Nutrition increased $13.9 million and $5.2 million, respectively. Performance Products decreased $1.2 million.

Animal Health

Net sales of $154.9 million for the three months ended September 30, 2022, increased $13.9 million, or 10%. Net sales of MFAs and other increased $9.0 million, or 11%, primarily driven by increased sales of processing aids used in the ethanol fermentation industry. Net sales of nutritional specialty products increased $3.1 million, or 8%, due mostly to higher demand for dairy products. Net sales of vaccines increased $1.8 million, or 8%, due to increased domestic demand.

Mineral Nutrition

Net sales of $59.6 million for the three months ended September 30, 2022, increased $5.2 million, or 10%, primarily driven by higher average selling prices of trace minerals. The increase in average selling prices is correlated to the movement of the underlying raw material costs.

Performance Products

Net sales of $18.0 million for the three months ended September 30, 2022, decreased $1.2 million, or 6%, as a result of lower demand for copper-based products, partially offset by higher volumes of ingredients for personal care products and higher average selling prices of copper-based products.

Gross profit

Gross profit of $68.6 million for the three months ended September 30, 2022, increased $4.0 million, or 6%, as compared to the three months ended September 30, 2021. Gross margin decreased 60 basis points to 29.5% of net sales for the three months ended September 30, 2022, as compared to 30.1% for the three months ended September 30, 2021, due primarily to changes in product and geographical mix.

Animal Health gross profit increased $2.5 million, primarily driven by higher sales volume, offset by increased raw material and logistics costs. Mineral Nutrition gross profit increased $0.9 million, driven primarily by higher average selling prices, partially offset by an increase in raw material costs. Performance Products gross profit increased $0.5 million as a result of higher sales volumes of ingredients for personal care products, partially offset by increased raw material and production costs of copper-based products.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $55.0 million for the three months ended September 30, 2022, increased $4.9 million, or 10%, as compared to the three months ended September 30, 2021.

Animal Health SG&A increased $3.7 million, primarily due to an increase in the number of employees and employee-related costs. Mineral Nutrition and Performance Products SG&A increased $0.1 million and $0.3 million, respectively. Corporate costs increased by $0.8 million, driven by net changes in costs related to, but not limited to, employees, professional fees, technology and strategic investments.

Interest expense, net

Interest expense, net of $3.1 million for the three months ended September 30, 2022, increased by $0.2 million, as compared to the three months ended September 30, 2021, as a result of increased variable interest rates.

Foreign currency losses, net

Foreign currency losses, net for the three months ended September 30, 2022, were $5.2 million, as compared to $2.1 million of net losses for the three months ended September 30, 2021. Current period losses were mostly driven by the movement of the Brazilian and Argentine currencies relative to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $1.6 million and $3.1 million for the three months ended September 30, 2022 and 2021, respectively. The effective income tax rate was 28.8% and 31.9% for the three months ended September 30, 2022 and 2021, respectively. The current provision for income taxes was impacted by the final foreign tax credit regulations that went into effect on July 1, 2022. The provision for income taxes during the three months ended September 30, 2022, included a $0.9 million benefit related to exchange rate differences on intercompany dividends and a $0.2 million expense from changes in uncertain tax positions related to prior years. The effective income tax rate, without these items, would have been 42.8% for the three months ended September 30, 2022. The provision for income taxes during the three months ended September 30, 2021, included a $0.4 million expense resulting from changes in uncertain tax positions related to prior years. The effective income tax rate, without this expense, would have been 27.4% for the three months ended September 30, 2021.

Net income

Net income of $3.9 million for the three months ended September 30, 2022, decreased $2.7 million, as compared to net income of $6.5 million for the three months ended September 30, 2021. Operating income decreased $0.9 million, driven by higher SG&A, partially offset by favorable gross profit. The increase in gross profit was due to higher product demand and higher selling prices. Interest expense, net increased slightly and foreign currency losses, net increased $3.1 million. Income tax expense decreased by $1.5 million.

Adjusted EBITDA

Adjusted EBITDA of $22.1 million for the three months ended September 30, 2022, decreased $0.3 million, as compared to the three months ended September 30, 2021. Animal Health Adjusted EBITDA decreased $0.7 million due to higher SG&A, partially offset by higher revenue and gross profit. Mineral Nutrition Adjusted EBITDA increased $0.8 million, driven by increased gross profit. Performance Products Adjusted EBITDA increased $0.2 million due to a favorable sales mix, partially offset by increased SG&A. Corporate expenses increased $0.6 million, driven by net changes in costs related to, but not limited to, employees, professional fees, technology and strategic investments.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended September 30, 2022 and 2021, were 36.0% and 26.4%, respectively. The increase in our adjusted effective income tax rate was driven by changes in the final foreign tax credit regulations that went into effect on July 1, 2022.

Adjusted Net Income

Adjusted net income of $8.3 million for the three months ended September 30, 2022, decreased $1.9 million, or 18%, as compared to the prior year. The decrease was driven by higher SG&A and a higher tax provision, offset by higher gross profit. The increase in gross profit resulted from higher sales, partially offset by higher raw material and production costs. SG&A expenses increased due to net changes in costs related to, but not limited to, employees, professional fees, technology and strategic investments.

Adjusted diluted EPS

Adjusted diluted EPS was $0.21 for the quarter, a decrease of $0.05, or 18%, as compared to $0.25 in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $(20.6) million(1) for the twelve months ended September 30, 2022
●	4.2x gross leverage ratio as of September 30, 2022
-$468 million total debt
-$111 million Adjusted EBITDA for the twelve months ended September 30, 2022

●	Liquidity of $163 million, consisting of $86 million of cash and short-term investments on hand and $77 million of available revolving credit (subject to leverage ratio limitations) as of September 30, 2022. Subsequently to quarter-end, we increased the available revolving credit by $60 million, to a maximum of $310 million (subject to leverage ratio limitations).

(1)	Free cash flow equals cash flow from operating activities less capital expenditures for the trailing 12-months ended September 30, 2022, excluding a $15 million purchase of property financed in part by a secured term loan during the quarter ended September 30, 2022, included within capital expenditures in the Consolidated Statements of Cash Flows, included in Item 1 of our most recent Quarterly Report on Form 10-Q. In the first quarter, we had a significant and planned inventory build which is typical and driven primarily by our Mineral Nutrition business based in Quincy, Illinois, where an adequate level of inventory is needed to minimize logistical issues presented when the Mississippi River freezes.

The Company’s goal is to end our fiscal year with less debt and improved gross and net leverage ratios in comparison to what we reported at the end of our first quarter.

FISCAL YEAR 2023 FINANCIAL GUIDANCE

The Company reiterated its guidance for Net sales and Adjusted EBITDA and revised its guidance for Net income, Diluted EPS, Adjusted net income, Adjusted diluted EPS and Adjusted effective tax rate.

The updates reflect increased interest expense, net, due to higher interest rates and debt outstanding, and the projected impact of recently released final tax regulations that eliminate U.S. creditability of the Brazil income tax beginning with our current fiscal year. Guidance for GAAP measures assumes actual foreign exchange losses for the quarter ended September 30, 2022, and the Company’s projected foreign exchanges rates for the nine months ending June 30, 2023.

Financial guidance for the year ending June 30, 2023, is as follows:

●	Net sales of $960 million - $1 billion (unchanged)
●	Net income of $39 - $43 million, from $45 - $49 million
●	Diluted EPS of $0.96 - $1.06, from $1.11 - $1.21
●	Adjusted EBITDA of $113 - $118 million (unchanged)
●	Adjusted net income of $49 - $53 million, from $52 - $56 million
●	Adjusted diluted EPS of $1.21 - $1.31, from $1.28 - $1.38
●	Adjusted effective tax rate of 33%, from 30%

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, November 10, 2022
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended September 30	2022	2021	Change

	(in millions, except per share amounts and percentages)
Net sales	$232.5	$214.7	$17.9	8%
Cost of goods sold	163.9	150.0	13.9	9%
Gross profit	68.6	64.7	4.0	6%
Selling, general and administrative	55.0	50.1	4.9	10%
Operating income	13.7	14.6	(0.9)	(6)%
Interest expense, net	3.1	2.9	0.2	6%
Foreign currency losses, net	5.2	2.1	3.1	*
Income before income taxes	5.4	9.6	(4.2)	(44)%
Provision for income taxes	1.6	3.1	(1.5)	*
Net income	$3.9	$6.5	$(2.7)	(41)%

Net income per share - basic and diluted	$0.10	$0.16	$(0.07)	(41)%

Weighted average common shares outstanding
basic and diluted	40.5	40.5

Ratio to net sales
Gross profit	29.5%	30.1%
Selling, general and administrative	23.6%	23.3%
Operating income	5.9%	6.8%
Income before income taxes	2.3%	4.5%
Net income	1.7%	3.0%
Effective tax rate	28.8%	31.9%

Amounts and percentages may reflect rounding adjustments

*Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended September 30	2022	2021	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$92.8	$83.8	$9.0	11%
Nutritional specialties	39.1	36.0	3.1	8%
Vaccines	23.0	21.2	1.8	8%
Animal Health	154.9	141.0	13.9	10%
Mineral Nutrition	59.6	54.4	5.2	10%
Performance Products	18.0	19.2	(1.2)	(6)%
Total	$232.5	$214.7	$17.9	8%

Adjusted EBITDA
Animal Health	$27.0	$27.6	$(0.7)	(2)%
Mineral Nutrition	5.3	4.5	0.8	17%
Performance Products	2.4	2.1	0.2	11%
Corporate	(12.5)	(11.8)	(0.6)	5%
Total	$22.1	$22.5	$(0.3)	(1)%

Ratio to segment net sales
Animal Health	17.4%	19.6%
Mineral Nutrition	8.9%	8.3%
Performance Products	13.1%	11.1%
Corporate (1)	(5.4)%	(5.5)%
Total (1)	9.5%	10.5%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$3.9	$6.5	$(2.7)	(41)%
Interest expense, net	3.1	2.9	0.2	6%
Provision for income taxes	1.6	3.1	(1.5)	(49)%
Depreciation and amortization	8.5	7.9	0.6	8%
EBITDA	16.9	20.3	(3.4)	(17)%
Foreign currency losses, net	5.2	2.1	3.1	*
Adjusted EBITDA	$22.1	$22.5	$(0.3)	(1)%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months
For the Periods Ended September 30	2022	2021	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$3.9	$6.5	$(2.7)	(41)%
Acquisition-related intangible amortization(1)	1.7	1.5	0.2	12%
Acquisition-related intangible amortization(2)	0.7	0.7	0.1	13%
Foreign currency losses, net(3)	5.2	2.1	3.1	*
Adjustments to income taxes(4)	(3.1)	(0.6)	(2.5)	*
Adjusted net income	$8.3	$10.2	$(1.9)	(18)%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold(1)	$162.2	$148.5	$13.7	9%
Adjusted gross profit	70.3	66.2	4.1	6%
Adjusted selling, general and administrative(2)	54.2	49.4	4.8	10%
Adjusted interest expense, net	3.1	2.9	0.2	6%
Adjusted income before income taxes	13.0	13.9	(0.8)	(6)%
Adjusted provision for income taxes(4)	4.7	3.7	1.0	28%
Adjusted net income	$8.3	$10.2	$(1.9)	(18)%

Adjusted net income per share
diluted	$0.21	$0.25	$(0.05)	(18)%

Weighted average common shares outstanding
diluted	40.5	40.5

Ratio to net sales
Adjusted gross profit	30.2%	30.8%
Adjusted selling, general and administrative	23.3%	23.0%
Adjusted income before income taxes	5.6%	6.5%
Adjusted net income	3.6%	4.8%
Adjusted effective tax rate	36.0%	26.4%

Amounts and percentages may reflect rounding adjustments

*	Calculation not meaningful
(1)	Adjusted cost of goods sold excludes acquisition-related intangible amortization
(2)	Adjusted selling, general and administrative excludes acquisition-related intangible amortization
(3)	Foreign currency losses, net are excluded from adjusted net income
(4)	Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments and certain income tax items

Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months
For the Periods Ended September 30	2022	2021	Change

	(in millions)
EBITDA	$16.9	$20.3	$(3.4)
Adjustments
Foreign currency losses, net	5.2	2.1	3.1
Interest paid, net	(2.9)	(2.7)	(0.2)
Income taxes paid	(3.8)	(3.0)	(0.8)
Changes in operating assets and liabilities and other items	(26.1)	(13.0)	(13.2)
Net cash (used in) provided by operating activities	$(10.7)	$3.8	$(14.5)

Short-term investments, net	$7.0	$(13.0)	$20.0
Capital expenditures	(23.2)	(7.4)	(15.7)
Other investing, net	0.0	(0.2)	0.2
Net cash used by investing activities	$(16.1)	$(20.7)	$4.5
Net cash flow before financing activities	$(26.8)	$(16.8)	$(10.0)

Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com